Exhibit 99.1

Pall Corporation Reports Fourth Quarter and Full Year Results

Reports Record Quarterly Sales and Operating Margin
PORT WASHINGTON, N.Y., September 12, 2012 -- Pall Corporation (NYSE:PLL) today reported financial results for the fourth quarter and fiscal year ended July 31, 2012.
Fourth Quarter Sales and Earnings Overview
Total Company:
Fourth quarter sales were $783.7 million compared to $780.4 million last year, an increase of 0.4% (+6.1% in local currency (“LC”)). Diluted earnings per share (“EPS”) were $0.73 in the quarter, compared to $0.82 last year. Pro forma diluted EPS(1) were $0.99 compared to $0.76 last year, an increase of 30%. Foreign currency translation negatively impacted fourth quarter EPS by $0.05.
Continuing Operations:(2)
Sales in the quarter were $722.4 million, an increase of about 1% (+6.4% LC). Diluted EPS were $0.64 in the quarter, compared to $0.76 last year. Pro forma EPS were $0.86 compared to $0.65 last year, an increase of 32%.

Larry Kingsley, President and CEO, said, “We executed a solid fourth quarter. We focused almost exclusively on restoring customer service levels and we have recovered from the ERP implementation challenges in the third quarter of FY12. We also closed the transaction with Haemonetics on August 1st as planned. We have taken action to insure that we can achieve reasonable shareholder return in a choppy economic environment.

“Our BioPharmaceuticals, Machinery & Equipment, and Aerospace markets all performed very well in the quarter. On a regional basis, the Americas had strong growth while Europe and Asia were flat. System sales were negative in the quarter as a function of a very large comparison quarter in FY11, our decision to pare certain unprofitable system sales, and lower capital commitment in some markets.

“Consumable orders were strong globally with the exception of our Industrial markets in Europe where orders declined 7% year-on-year.

“Our performance reflected slightly better than expected supply chain recovery assumptions as stated in the prior quarter call.”
Full Year Sales and Earnings Overview
Total Company:
For the full year, sales increased 5.9% over last year (+6.9% LC). Diluted EPS were $2.71, compared to $2.67 for the same period last year. Pro forma EPS were $3.19, a 15% increase compared to $2.77 a year earlier. Foreign currency translation had an immaterial impact on full year EPS.

Continuing Operations:(2)
Sales from continuing operations for the full year increased 6.1% (+7.2% LC) over last year. Diluted EPS were $2.39 compared to $2.36. Pro forma EPS were $2.80, a 16% increase compared to $2.42 a year earlier.

Life Sciences – Fourth Quarter Highlights (2)

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	JUL. 31, 2012	JUL. 31, 2011	% CHANGE	% CHANGE IN LC
BioPharmaceuticals	$217,591	$199,865	8.9	16.1
Food & Beverage	65,561	77,810	(15.7)	(9.1)
Medical	51,488	54,004	(4.7)	1.9
Total Life Sciences segment	$334,640	$331,679	0.9	7.8

Gross profit	$193,609	$186,325
% of sales	57.9	56.2
Segment profit	$86,121	$78,836
% of sales	25.7	23.8
BioPharmaceuticals: Within BioPharmaceuticals, our Pharmaceuticals sales increased 16%. Consumables sales to Pharmaceuticals customers grew 21%, with contributions from all regions, while systems sales declined 22%. Continued strength in the biotech market, as well as ForteBio’s BLItzTM and Octet® instrumentation platforms, which added about 4%, drove consumables sales growth. Laboratory sales grew in all regions and increased about 15% overall.
Food and Beverage: Sales were down overall reflecting a divestiture in Italy which reduced sales by almost 5%. Consumables sales grew about 12%, excluding the divestiture. This growth reflects new products and growth in emerging markets. Systems sales were down reflecting decreased capital investment in Europe related to weak economic conditions in parts of the region.
Medical: Medical OEM sales grew 10% driven by the Americas and Europe. Hospital sales were up slightly. Other Medical markets were negatively impacted by channel changes.
Industrial – Fourth Quarter Highlights (2)

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	JUL. 31, 2012	JUL. 31, 2011	% CHANGE	% CHANGE IN LC
Process Technologies	$235,506	$241,349	(2.4)	3.8
Aerospace	68,669	58,566	17.3	20.8
Microelectronics	83,556	87,122	(4.1)	(1.5)
Total Industrial segment	$387,731	$387,037	0.2	5.2

Gross profit	$178,546	$167,195
% of sales	46.0	43.2
Segment profit	$67,552	$48,493
% of sales	17.4	12.5
Process Technologies: Machinery & Equipment sales increased 9%. Consumables sales grew in all regions reflecting growth in the mining, automotive in-plant and mobile OEM sectors.
Sales in Fuels & Chemicals decreased approximately 4% overall on weakness in Europe as well as tough comparables to a strong quarter in fiscal year 2011.

Power Generation sales increased 18%. Systems sales more than doubled, while consumables sales grew about 2%. Key growth drivers in the quarter include the recovery of the turbine OEM sector in Europe.
Municipal Water sales increased about 5%, driven by growth in the Americas.
Aerospace: Military Aerospace grew 28% in the quarter, with all regions contributing. Sales in the Americas were particularly strong. Commercial Aerospace sales increased 12%, with both Americas and Europe strong.
Microelectronics: The result year over year reflects continuing weakness in our customer end markets in Asia. Overall, orders were up 5%.
Conclusion/Outlook
Kingsley concluded, “I’m pleased with our execution in the quarter in that we were able to restore customer confidence. However, we have much to do to demonstrate that we can execute in a manner that is industry-leading and that we can be proud of. Our team is working hard to enable our strategy and build the necessary business processes to deliver consistent performance.

“As we look forward, the market environment is mixed. We anticipate challenges within our European industrial markets, slower than previously expected global semiconductor end markets, and moderating growth in some emerging markets. Other markets, though, will continue to grow in the current economic environment. Our current assumptions are generally consistent with our third quarter characterization which assumes low to mid-single digit local currency sales growth. On that basis in 2013, we expect pro forma EPS in the $3.05 to $3.25 range, reflecting 9% to 16% earnings per share growth. Included within our guidance is the assumption of 22 - 24 cents of adverse currency associated impact.
“We will provide further details regarding our expectations for fiscal year 2013 on our Q4 call.”
Conference Call
On Thursday, September 13, 2012, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.
Forward-Looking Statements
The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for fiscal year 2012 are preliminary until the Company's Form 10-K is filed with the Securities and Exchange Commission on or before October 1, 2012.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs, dilution from the disposition or future allocation of capital and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I–Item 1A.–Risk Factors in the 2011 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including: the impact of legislative, regulatory and political developments globally; the impact of the uncertain global economic environment; the extent to which adverse economic conditions may affect the Company's sales volume and results; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices; delays or cancellations in shipments; the Company's ability to develop and commercialize new technologies or obtain regulatory approval or market acceptance of new technologies; increase in costs of manufacturing and operating costs; the Company's ability to achieve and sustain the savings anticipated from its structural cost initiatives; the Company’s ability to meet its regulatory obligations; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; the Company's ability to successfully complete the Company's business improvement initiatives, which include supply chain enhancements and integrating and upgrading the Company's information systems; the effect of a serious disruption in the Company's information systems; fluctuations in the Company's effective tax rate; the Company’s ability to enforce patents and protect proprietary products and manufacturing techniques; the Company's ability to successfully complete or integrate any acquisitions; volatility in foreign currency exchange rates, interest rates and energy costs and other macroeconomic challenges currently affecting the Company; the impact of pricing and other actions by competitors; the effect of litigation and regulatory inquiries associated with the restatement of the Company's prior period financial statements; the Company's ability to attract and retain management talent or the loss of members of its senior management team; and the effect of the restrictive covenants in the Company's debt facilities. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.
Notes to Release:

(1)
Pro forma diluted EPS are defined as Reported diluted EPS adjusted for “Discrete Items”. Discrete items are defined as ROTC and other items that are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. A reconciliation of Reported to Pro forma amounts can be found on page 7 of this release.

(2)
As discussed in our news release dated August 1, 2012, the Company completed the sale of certain assets of its Blood product line to Haemonetics Corporation (NYSE:HAE). Accordingly, discussion of results from continuing operations excludes the Blood product line. Tables appended to this release are presented on a continuing operations basis (with reconciliation to include the discontinued Blood product line). Further, Life Sciences and Industrial operating profit have been restated to reflect a change in the allocation of certain shared expenses on a continuing operations basis.

(3)	Reflects assets to be disposed of related to the sale of the Blood product line.

(4)	Cash flows are inclusive of discontinued operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	JUL. 31, 2012	JUL. 31, 2011

Assets:

Cash and cash equivalents	$500,274	$557,766
Accounts receivable	655,436	646,769
Inventories	364,766	444,842
Other current assets	195,464	159,831
Assets held for sale (3)	136,517	—
Total current assets	1,852,457	1,809,208

Property, plant and equipment	750,993	794,599
Other assets	744,442	628,609
Total assets	$3,347,892	$3,232,416

Liabilities and Stockholders' Equity:

Short-term debt	$205,393	$215,468
Accounts payable, income taxes and other current liabilities	646,735	574,539
Total current liabilities	852,128	790,007

Long-term debt, net of current portion	490,706	491,954
Deferred taxes and other non-current liabilities	495,023	460,634
Total liabilities	1,837,857	1,742,595

Stockholders' equity	1,510,035	1,489,821
Total liabilities and stockholders' equity	$3,347,892	$3,232,416

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2012	JUL. 31, 2011	JUL. 31, 2012	JUL. 31, 2011
Net sales	$722,371	$718,716	$2,671,656	$2,517,195
Cost of sales	350,216	365,196	1,291,558	1,232,283
Gross profit	372,155	353,520	1,380,098	1,284,912
% of sales	51.5%	49.2%	51.7%	51.0%
Selling, general and administrative expenses	210,239	218,253	843,221	790,279
% of sales	29.1%	30.4%	31.6%	31.4%
Research and development	22,581	23,308	82,932	80,506
Operating profit	139,335	111,959	453,945	414,127
% of sales	19.3%	15.6%	17.0%	16.5%
Restructuring and other charges ("ROTC") (a)	35,857	12,584	66,858	26,505
Interest expense, net (c)	2,495	(273)	20,177	18,903
Earnings from continuing operations before income taxes	100,983	99,648	366,910	368,719
Provision for income taxes (b)	25,272	9,501	85,963	89,522
Net earnings from continuing operations	$75,711	$90,147	$280,947	$279,197
Earnings from discontinued operations, net of income taxes (d)	10,496	7,207	38,362	36,299
Net Earnings	$86,207	$97,354	$319,309	$315,496

Average shares outstanding:
Basic	115,940	116,544	116,061	116,521
Diluted	117,519	118,249	117,663	118,266

Earnings per share:
From continuing operations:
Basic	$0.65	$0.77	$2.42	$2.40
Diluted	$0.64	$0.76	$2.39	$2.36

From discontinued operations:
Basic	$0.09	$0.06	$0.33	$0.31
Diluted	$0.09	$0.06	$0.32	$0.31

Total
Basic	$0.74	$0.84	$2.75	$2.71
Diluted	$0.73	$0.82	$2.71	$2.67

Pro forma diluted earnings per share:
From continuing operations	$0.86	$0.65	$2.80	$2.42

From discontinued operations	$0.13	$0.11	$0.39	$0.35

Total	$0.99	$0.76	$3.19	$2.77

PALL CORPORATION
RECONCILIATION OF PRO FORMA EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2012	JUL. 31, 2011	JUL. 31, 2012	JUL. 31, 2011

Pro forma earnings reconciliation from Continuing Operations
Net earnings from continuing operations as reported	$75,711	$90,147	$280,947	$279,197
Discrete items:
ROTC, after pro forma tax effect (a)	29,499	9,420	52,992	20,833
Interest adjustments, after pro forma tax effect (c)	(2,859)	(3,413)	(2,859)	(3,413)
Tax adjustments (b)	(1,264)	(18,990)	(1,264)	(10,581)
Total discrete items	25,376	(12,983)	48,869	6,839
Pro forma earnings from continuing operations	$101,087	$77,164	$329,816	$286,036

Diluted earnings per share from continuing operations as reported	$0.64	$0.76	$2.39	$2.36
Discrete items:
ROTC, after pro forma tax effect (a)	0.25	0.08	0.44	0.18
Interest adjustments, after pro forma tax effect (c)	(0.02)	(0.03)	(0.02)	(0.03)
Tax adjustments (b)	(0.01)	(0.16)	(0.01)	(0.09)
Total discrete items	0.22	(0.11)	0.41	0.06
Pro forma diluted earnings per share from continuing operations	$0.86	$0.65	$2.80	$2.42

Pro forma earnings reconciliation from Total Company
Net earnings as reported	$86,207	$97,354	$319,309	$315,496
Discrete items:
ROTC, after pro forma tax effect (a)	29,499	9,420	52,992	20,833
Interest adjustments, after pro forma tax effect (c)	(2,859)	(3,413)	(2,859)	(3,413)
Tax adjustments (b)	(1,264)	(18,990)	(1,264)	(10,581)
Transaction costs and other charges, after pro forma tax effect (d)	4,321	5,319	7,444	5,319
Total discrete items	29,697	(7,664)	56,313	12,158
Pro forma earnings	$115,904	$89,690	$375,622	$327,654

Diluted earnings per share as reported	$0.73	$0.82	$2.71	$2.67
Discrete items:
ROTC, after pro forma tax effect (a)	0.25	0.08	0.44	0.18
Interest adjustments, after pro forma tax effect (c)	(0.02)	(0.03)	(0.02)	(0.03)
Tax adjustments (b)	(0.01)	(0.16)	(0.01)	(0.09)
Transaction costs and other charges, after pro forma tax effect (d)	0.04	0.05	0.07	0.04
Total discrete items	0.26	(0.06)	0.48	0.10
Pro forma diluted earnings per share	$0.99	$0.76	$3.19	$2.77

Pro forma earnings measures exclude the items desribed below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter and year ended July 31, 2012 of $35,857 ($29,499 after pro forma tax effect of $6,358) and $66,858 ($52,992 after pro forma tax effect of $13,866), respectively, primarily includes severance costs related to the Company's structural cost improvement initiatives. ROTC in the year ended July 31, 2012 also includes expenses related to certain employment contract obligations, and a gain on the sale of an investment.

ROTC in the quarter and year ended July 31, 2011 of $12,584 ($9,420 after pro forma tax effect of $3,164) and $26,505 ($20,833 after pro forma tax effect of $5,672), respectively, primarily includes severance and other costs related to the Company's cost reduction initiatives, certain employment contract obligations and an increase to environmental reserves.

(b) Provision for income taxes in the quarter and year ended July 31, 2012 includes a net benefit of $1,264 primarily related to the settlement of certain issues with the Internal Revenue Service and the expiration of a foreign statute of limitation, partly offset by the tax cost of repatriation of foreign earnings.

Provision for income taxes in the quarter and year ended July 31, 2011 includes the reversal of income taxes payable of $18,990 principally related to the resolution of a U.S. tax audit, that increased earnings by $27,496, partly offset by the tax cost of repatriation of foreign earnings.

Provision for income taxes in the year ended July 31, 2011 also includes a charge of $8,409 related to tax costs associated with the establishment of the Company's Asian Headquarters in Singapore.

(c) Interest expense, net, in the quarter and year ended July 31, 2012 includes the reversal of accrued interest of $4,435 ($2,859 after pro forma tax effect of $1,576) primarily relating to the settlement of certain issues with the Internal Revenue Service as described in (b) above.

Interest expense, net, in the quarter and year ended July 31, 2011 includes the reversal of accrued interest of $6,184 ($3,413 after pro forma tax effect of $2,771) related to the resolution of a U.S. tax audit as decribed in (b) above.

(d) Discontinued operations in the quarter and year ended July 31, 2012 include transaction related costs of $5,156 ($4,321 after pro forma tax effect of $835) and $9,149 ($7,444 after pro forma tax effect of $1,705) respectively, related to the sale of the Blood product line.

Discontinued operations in the quarter and year ended July 31, 2011 includes $7,336 ($5,319 after pro forma tax effect of $2,017) related to the impairment of certain assets of the Blood product line.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	YEAR ENDED
	JUL. 31, 2012	(4)	JUL. 31, 2011	(4)

Net cash provided by operating activities	$474,848		$429,987

Investing activities:

Acquisitions of businesses	(167,638)		—
Capital expenditures	(158,909)		(160,771)
Proceeds from sale of assets	26,551		1,971
Other	(9,829)		(17,741)
Net cash used by investing activities	(309,825)		(176,541)

Financing activities:

Dividends paid	(88,955)		(77,641)
Repayments of notes payable and long-term borrowings	(10,422)		(88,743)
Purchase of treasury stock	(121,164)		(149,907)
Other	47,319		73,106
Net cash used by financing activities	(173,222)		(243,185)

Cash flow for period	(8,199)		10,261
Cash and cash equivalents at beginning of year	557,766		498,563
Effect of exchange rate changes on cash	(49,293)		48,942
Cash and cash equivalents at end of period	$500,274		$557,766

Free cash flow:
Net cash provided by operating activities	$474,848		$429,987
Less capital expenditures	158,909		160,771
Free cash flow	$315,939		$269,216

PALL CORPORATION
SUMMARY SEGMENT PROFIT BY SEGMENT FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

	FOURTH QUARTER ENDED (2)		YEAR ENDED (2)
	JUL. 31, 2012	JUL. 31, 2011	JUL. 31, 2012	JUL. 31, 2011

Life Sciences
Sales	$334,640	$331,679	$1,253,594	$1,184,142
Cost of sales	141,031	145,354	523,902	509,950
Gross profit	193,609	186,325	729,692	674,192
% of sales	57.9%	56.2%	58.2%	56.9%

Selling, general and administrative expenses	92,026	93,691	357,722	332,635
% of sales	27.5%	28.2%	28.5%	28.1%
Research and development	15,462	13,798	52,658	49,054
Segment profit	$86,121	$78,836	$319,312	$292,503
% of sales	25.7%	23.8%	25.5%	24.7%

Industrial
Sales	$387,731	$387,037	$1,418,062	$1,333,053
Cost of sales	209,185	219,842	767,656	722,333
Gross profit	178,546	167,195	650,406	610,720
% of sales	46%	43.2%	45.9%	45.8%

Selling, general and administrative expenses	103,875	109,192	421,385	396,519
% of sales	26.8%	28.2%	29.7%	29.7%
Research and development	7,119	9,510	30,274	31,452
Segment profit	$67,552	$48,493	$198,747	$182,749
% of sales	17.4%	12.5%	14.0%	13.7%

Consolidated:
Segment profit	$153,673	$127,329	$518,059	$475,252
Corporate services group	14,338	15,370	64,114	61,125
Operating profit	139,335	111,959	453,945	414,127
% of sales	19.3%	15.6%	17.0%	16.5%
ROTC	35,857	12,584	66,858	26,505
Interest expense, net	2,495	(273)	20,177	18,903
Earnings from continuing operations before income taxes	$100,983	$99,648	$366,910	$368,719

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FOURTH QUARTER ENDED	JUL. 31, 2012	JUL. 31, 2011	% CHANGE	IMPACT	CURRENCY

Life Sciences (2)			|------------- Increase/(Decrease) ---------------|
By Market:
BioPharmaceuticals	$217,591	$199,865	8.9	$(14,359)	16.1
Food & Beverage	65,561	77,810	(15.7)	(5,153)	(9.1)
Medical	51,488	54,004	(4.7)	(3,561)	1.9
Total Life Sciences	$334,640	$331,679	0.9	$(23,073)	7.8

By Region:
Americas	$114,514	$94,770	20.8	$(1,441)	22.4
Europe	145,965	168,912	(13.6)	(19,493)	(2.0)
Asia	74,161	67,997	9.1	(2,139)	12.2
Total Life Sciences	$334,640	$331,679	0.9	$(23,073)	7.8

Industrial
By Market:
Process Technologies	$235,506	$241,349	(2.4)	$(14,974)	3.8
Aerospace	68,669	58,566	17.3	(2,097)	20.8
Microelectronics	83,556	87,122	(4.1)	(2,293)	(1.5)
Total Industrial	$387,731	$387,037	0.2	$(19,364)	5.2

By Region:
Americas	$141,226	$116,542	21.2	$(2,033)	22.9
Europe	107,431	118,550	(9.4)	(13,958)	2.4
Asia	139,074	151,945	(8.5)	(3,373)	(6.3)
Total Industrial	$387,731	$387,037	0.2	$(19,364)	5.2

Total Sales:
Continuing operations	$722,371	$718,716	0.5	$(42,437)	6.4
Discontinued operations	61,333	61,683	(0.6)	$(2,103)	2.8
Total Sales	$783,704	$780,399	0.4	$(44,540)	6.1

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
YEAR ENDED	JUL. 31, 2012	JUL. 31, 2011	% CHANGE	IMPACT	CURRENCY

Life Sciences (2)			|------------- Increase/(Decrease) ---------------|
By Market:
BioPharmaceuticals	$816,920	$738,010	10.7	$(9,656)	12.0
Food & Beverage	241,514	245,585	(1.7)	(4,800)	0.3
Medical	195,160	200,547	(2.7)	(2,806)	(1.3)
Total Life Sciences	$1,253,594	$1,184,142	5.9	$(17,262)	7.3

By Region:
Americas	$384,757	$345,273	11.4	$(2,439)	12.1
Europe	606,397	605,539	0.1	(18,725)	3.2
Asia	262,440	233,330	12.5	3,902	10.8
Total Life Sciences	$1,253,594	$1,184,142	5.9	$(17,262)	7.3

Industrial
By Market:
Process Technologies	$875,249	$804,594	8.8	$(11,676)	10.2
Aerospace	230,967	207,685	11.2	(2,085)	12.2
Microelectronics	311,846	320,774	(2.8)	4,305	(4.1)
Total Industrial	$1,418,062	$1,333,053	6.4	$(9,456)	7.1

By Region:
Americas	$455,227	$434,490	4.8	$(2,998)	5.5
Europe	416,555	389,982	6.8	(17,221)	11.2
Asia	546,280	508,581	7.4	10,763	5.3
Total Industrial	$1,418,062	$1,333,053	6.4	$(9,456)	7.1

Total Sales:
Continuing operations	$2,671,656	$2,517,195	6.1	$(26,718)	7.2
Discontinued operations	230,826	223,721	3.2	$(1,655)	3.9
Total Sales	$2,902,482	$2,740,916	5.9	$(28,373)	6.9

# # #
Contact:
Pall Corporation
Brent Jones
Vice President – Finance
Telephone: 516-801-9848
Email: investor_relations@pall.com